Exhibit 10.7

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this 15th day of June, 2007, by and between CenterState Banks of Florida, Inc., a Florida corporation (“CenterState”) and Timothy A. Pierson (the “Executive”).

BACKGROUND

The purpose of this Agreement is to further reinforce the Executive’s association with CenterState and its subsidiary banking corporations (individually, a “CenterState Company” and collectively, the “Centerstate Companies”). This Agreement also recognizes the competitive pressures in the marketplace for quality employees and seeks to enhance the prospects of CenterState and the Executive by reinforcing the Executive’s retention as a valued employee of the CenterState organization. In consideration for the covenants and agreements of the Executive set forth in this Agreement, CenterState is granting to the Executive stock options and an increase in Executive’s annual salary.

Accordingly, CenterState and the Executive, intending to be legally bound, hereby agree as follows:

Noncompetition and Nonsolicitation. The Executive agrees that for a period of 12 months following the termination of the Executive’s employment with any CenterState Company for any reason whatsoever except (1) if terminated by a CenterState Company without cause; (2) if terminated by the Executive with good reason; or (3) change of control, the Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, director, officer, consultant, agent or employee) of any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located within a radius of 50 miles of any office of any CenterState Company. In addition, during such 12 month period, the Executive agrees that the Executive will not (a) solicit for employment by the Executive or anyone else, or employ, any employee of any CenterState Company or any person who was an employee of any CenterState Company within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of any CenterState Company to terminate such employee’s employment with any CenterState Company; (c) induce, or attempt to induce, anyone having a business relationship with any CenterState Company to terminate or curtail such relationship or, on behalf of himself or anyone else, to compete with any CenterState Company; or (d) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or any controlled by an employee of the Executive, to do any of the foregoing.

The Executive’s employment shall be deemed to have been terminated for cause if as a result of the Executive’s (i) failure to comply with the policies of any CenterState Company established from time to time; (ii) engaging in conduct involving fraud, deceit, personal dishonesty, breach of fiduciary or any other conduct which may adversely affect the business or reputation of any CenterState Company; (iii) knowingly violating any banking law or regulation; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of any CenterState Company, or being convicted of a crime involving moral turpitude; (v) intentional failure to perform stated duties; or (vi) filing, or having filed against the Executive, any petition under the Federal bankruptcy laws of any state insolvency laws.

The Executive’s employment shall be deemed to have been terminated for good reason if (a) without the express written consent of the Executive, there is any reduction of the Executive’s base salary with any CenterState Company, (b) without the express written consent of the Executive, any CenterState Company requires the Executive to be based in any office or location other than at which the Executive is based (except for travel which is reasonably required in the performance of the Executive’s responsibilities and which is substantially similar as to frequency and duration to the travel required of the Executive during the one-year period immediately prior to the execution of this Agreement), or (c) without the express written consent of the Executive, any CenterState Company significantly reduces the duties, responsibilities, authority or title of the Executive.

Any termination by a CenterState Company for cause or by the Executive for good reason shall be communicated by a notice of termination to the other party. The notice of termination shall (a) set forth in reasonable detail the facts and circumstances providing a basis for termination of the Executive’s employment under the provisions so indicated, and (b) specifies the termination date of the Executive’s employment.

Miscellaneous.

(a) If litigation shall be brought to enforce or interpret any provision contained herein (including, but not limited to any court-ordered mediation, or appellate proceeding), the prevailing party in such proceeding shall be entitled to recover from the other party its or his costs and expenses incurred (including reasonable attorneys’ fees).

(b) This Agreement may be modified only by an agreement in writing executed by both of the parties hereto.

(c) All notices and other communications hereunder shall be in writing hereunder and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:	CenterState Banks of Florida, Inc.
1101 First Street South, Suite 202
Winter Haven, Florida 33880
Attention: Ernest S. Pinner
Chairman, President and Chief Executive Officer

If to the Executive:	At the address set forth at the end of this Agreement

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective when actually received by the addressee.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Sole and exclusive venue for any action arising out of this Agreement shall be a state or federal court situated in Polk County, Florida, and by the execution of this Agreement the parties hereby agree to the personal jurisdiction of such court.

(e) Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original, but all of which shall constitute one instrument.

(f) Effect on Employment Status. Nothing in this Agreement is intended to alter Employee’s at-will status with the CenterState Companies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ Ernest S. Pinner
Ernest S. Pinner
Its:	Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Timothy A. Pierson
Timothy A. Pierson